Report of Independent Accountants

To the Trustees and Shareholders
    of Sefton Funds Trust


In our opinion, the accompanying statements of
 assets and liabilities, including the statements of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Sefton U.S.
Government Fund, Sefton California Tax Free
 Fund, and Sefton Equity Value Fund (constituting
Sefton Funds Trust, hereafter referred to as the
 "Trust") at March 31, 1997, the results of each of their operations for the year then ended, and the changes in each of their net assets and the financial highlights for each of the periods indicated, in conformity with generally accepted
accounting principles.  These financial statements
 and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
  An audit includes examining, on a test
basis, evidence supporting the amounts and
 disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at March 31, 1997 by correspondence with the custodian and the application of alternative auditing procedures for unsettled security transactions, provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP
Denver, Colorado
May 22, 1997